Peter A. Quist
389 E. Brandon Drive
Bismarck, ND 58501

February 21, 1997

Integrity Fund of Funds, Inc.
#1 North Main
Minot, ND 58703

Gentlemen:

I have acted as special counsel to Integrity Fund of Funds, Inc. (the "Fund"), a corporation organized under the laws of the State of North Dakota, in connection with the preparation and filing of the Fund's Rule 24f-2 Notice (the "Notice") for fiscal year 1996 pursuant to Rule 24f-2 under the Investment Company Act of 1940 covering the sale of an indefinite number of shares of the Fund, par value $.001 per share (the "Shares"), pursuant to the declaration contained in the Fund's registration statement on Form N-1A (the "Registration Statement").

I have examined copies of the Fund's Articles of Incorporation, Certificate of Incorporation, and Bylaws, the Registration Statement, all votes of the Fund's Board of Directors, and other records and documents that I have deemed necessary for the purpose of rendering this opinion. I have also examined such other documents, papers, statutes, and authorities as I have deemed necessary to form a basis for the opinion hereinafter expressed.

In my examination, I have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to me. As to various questions of fact material to my opinion, I have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, I am of the opinion that the Shares the registration of which the Notice makes definite in number were legally issued, fully paid, and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Notice and to any report made by or on behalf of the Fund in connection with the registration of the Shares under the securities laws of any state.

Sincerely,
Peter A. Quist